Exhibit 4.51

Shareholder’s Voting Power Assignment Agreement

This Shareholder’s Voting Power Assignment Agreement (this “Agreement”) is entered into by and among the following parties as of December 28, 2013 in Shenzhen, People’s Republic of China (“PRC”, for the purpose of this Agreement, PRC shall not include Hong Kong, Macau and Taiwan):

Party A: 500.COM LIMITED

Registered Address: Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman KY1-1112, Cayman Islands

Party B: Yuan Liangdong

Identification No.: 422801198302140612

Party C: E-Sun Sky Computer (Shenzhen) Co., Ltd.

Registered Address: (Room 3-A, Complex Building (including affiliated equipment room), Shenxianling Sports Center, Central City, Longgang District, Shenzhen

Whereas:

1.	Party B is a PRC citizen and a shareholder of Shenzhen Guangtiandi Technology Co., Ltd. (“Guangtiandi”) who holds 50% of the equity interests of Guangtiandi (“Party B’s Equity Interests”);

2.	Party B agrees to entrust the entity or person designated by Party A to exercise his shareholder’s rights at Guangtiandi pursuant to the terms and conditions under this Agreement, and Party A agrees to accept such entrustment pursuant to the terms and conditions of this Agreement.

3.	Party B issued a power of attorney to Party C on May 2, 2013, pursuant to which Party B entrusted Party C to exercise Party B’s shareholder’s rights on Party B’s behalf at Guangtiandi (“Power of Attorney”).

Now therefore, the parties agree as follows:

1.	The parties acknowledge and agree that the Power of Attorney shall be terminated upon this Agreement becoming effective and all of Party C’s rights and obligations thereunder shall be simultaneously terminated.

2.	Upon the effective date of this Agreement, Party B irrevocably entrusts the entity or person designated by Party A to exercise on his behalf all of his shareholder’s voting power and all other shareholder’s rights that Party B is entitled to under the laws and articles of association of the company at the shareholders’ meetings of Guangtiandi, including but not limited to, sale, transfer, pledge, or disposition of all or any part of the equity interests of Guangtiandi held by Party B; covening, attending or hosting shareholders’ meetings as the authorized representative of Guangtiandi’s shareholder at the shareholders’ meetings of Guangtiandi; electing and changing executive directors, directors, supervisors, managers and other senior management; reviewing and approving Guangtiandi’s profit-sharing plans and loss recovering plans, making resolutions regarding the merger and acquisition, splitting up, liquidation or change of company form of Guangtiandi; deciding Guangtiandi’s business policy and investment plans, and amending the articles of association of the company etc.

3.	Party A agrees to designate an entity or a person permitted by applicable law to accept the entrustment by Party B pursuant to Article 2 of this Agreement, and such entity or person shall represent Party B in the exercise of Party B’s voting power and shareholder’s rights pursuant to this Agreement.

4.	Party B hereby acknowledges that, regardless of how his equity interests in Guangtiandi will change, he shall entrust the entity or person designated by Party A with all of his voting power and shareholder’s rights.

5.	Party B hereby acknowledges that if Party A withdraws the designation of the relevant entity or person, Party B will withdraw his entrustment to such entity or person hereunder immediately and, following Party A’s designation, entrust other entity or person designated by Party A to exercise all of Party B’s shareholder’s voting power and all other rights at the shareholders’ meetings of Guangtiandi. During the term of this Agreement, Party B hereby waives all the rights related to Party B’s Equity Interests that have been entrusted to Party A via this Agreement, and Party B will not, either by himself or through parties other than those designated by Party A, exercise such rights.

6.	This Agreement is executed by the parties’ themselves or by their legal representatives or authorized representatives as of the date first written above and shall become effective as of the same date. Unless cleary provided under this Agreement or Party A decides to terminate this Agreement in writing, this Agreement shall remain effective during the term when Party B holds any equity interests in Guangtiandi. During the term of this Agreement, unless otherwise provided by law, Party B shall not rescind, early terminate or dissolve this Agreement. Notwithstanding the foregoing, Party A shall have the right to terminate this Agreement at any time by notifying Party B thiry (30) days in advance in writing.

7.	Unless otherwise provided in this Agreement, any amendment and/or termination of this Agreement shall be agreed upon by the parties in writing. Any amendment agreement and supplementary agreement that are duly executed by the parties shall constitute an integral part of this Agreement and shall be of the same legal effect as this Agreement.

8.	In the event that any provision of this Agreement is found to be invalid or unenforceable due to inconsistency with relevant law, such provision shall be deemed invalid only within the scope of the jurisdiction of relevant law, and the legal effect of the remaining provisions of this Agreement shall not be compromised.

9.	Any notice or other communication required to be given pursuant to this Agreement shall be written in Chinese and be delivered personally or sent by mail or by fax to the address of other party set forth below or other address designated by such other party from time to time. The date on which such notice shall be deemed to have been effectively given shall be determined as follows: (a) any notice given by personal delivery shall be deemed effectively given on the date of delivery; (b) any notice given by mail shall be deemed effectively given on the tenth (10th) day following the date (as evidenced by postmark) when the registered air mail whose postage is prepaid is sent, or be deemed effectively given on the fourth (4th) day following the date when such mail is delivered to an internationally recognized mail service institute; and (c) any notice given by fax shall be deemed effectively given at the time as evidenced by the time of receipt shown on the confirmation of transmission of relevant documents.

Party A: 500.COM LIMITED

Address:

Recipient:

Fax:

Phone:

Party B: Yuan Liangdong

Address:

Fax:

Phone:

Party C: E-Sun Sky Computer (Shenzhen) Co., Ltd.

Address:

Recipient:

Fax:

Phone:

10.	Unless agreed upon by Party A in writing in advance, Party B shall not transfer his rights and obligations under this Agreement to any other third party. Party B hereby agrees that, if needed by Party A, Party A may transfer his rights and obligations under this Agreement to any other third party. Party A only needs to notify Party B in writing when such transfer takes place, and Party A does not need to obtain Party B’s approval for such transfer.

11.	The parties acknowledge that any oral or written information exchanged in connection with this Agreement are regarded as confidential information. Each party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other parties, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or rules of any stock exchange; or (c) is required to be disclosed by any party to its legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this article. Disclosure of any confidential information by the staff members or agencies hired by any party shall be deemed disclosure of such confidential information by such party, which party shall be held liable for breach of this Agreement. This article shall survive the invalidation, amendment, termination or unenforceability of this Agreement for any reason.

12.	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the PRC laws. In the event of any dispute with respect to the construction and performance of this Agreement, the parties shall first resolve the dispute through friendly negotiations. In the event the parties fail to reach an agreement on the dispute, any party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its arbitration rules then in effect. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all parties.

13.	This Agreement, upon becoming effective, shall constitute the entire agreement reached by and among the parties hereto with respect to the subject matter hereof, and shall supercede all prior oral and written agreements and consensus reached with respect to the subject matter of this Agreement.

14.	This Agreement is written in three copies. Each party shall hold one copy respectively. Each copy of this Agreement shall have equal legal effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Party A: 500.COM LIMITED

By:	/s/ Man San Law
Name:	Man San Law
Title:	Director

Party B: Yuan Liangdong

By:	/s/ Yuan Liangdong

Party C: E-Sun Sky Computer (Shenzhen) Co., Ltd.

By:	/s/ Geng Jin
Name:	Geng Jin
Title:	Legal Representative